Exhibit 99.2

Stock Pledge Agreement

Party A (Pledgor):

Party A1: Miss Liu Shu Juan, Female, National ID: 220203197103063040

Party A2: Mr. Yin Yu Jun, Male, National ID.: 31010519860823217

From Shenzhen Moyi Technology Co Ltd (Hereafter “Moyi") and shareholders with 100% percentage.

Part B (Pledgee):

Moxian Technologies Shenzhen Co Ltd, at Block A, 9/F Union Plaza, 5022 Binjiang Avenue, Futian District, Shenzhen City, Guangdong Province, China This stock pledge agreement is signed on January 8, 2018 at Shenzhen City Futian District.

Signed:

1 Party B and Moyi signed an exclusive cooperation agreement. To protect its interest, Party A agree to pledge 100% of its holdings in Moyi to Party B

2 Party B agree to accept such stock pledge from Party A

In accordance to the Peoples Republic China relevant laws and regulations, the principle of equality and mutual benefit parties to the agreement, reached through friendly consultations are provided for abide by the following terms:

Clause 1: Warranty Obligations

The pledge of stock shall ensure Moyi (and or its shareholder) to fulfill its obligations to cooperate with the Party B exclusive business agreement and related agreements under. In the breach of agreement, Party B has the right to take ownership of the pledged shares or any other rights derived from law.

Clause 2 Pledge

The property being pledged refers to the 100% stake that Party A holds in Moyi.

Clause 3 Scope of guarantee

This agreement shall only be read together with all the other agreements signed between the Parties, including but not excluding, the exclusive cooperation agreement and interest conferred to Party B

Clause 4 Pledgor Representation

1)	The pledgor is a legitimate holder of the shares and has the right to confer such pledge

2)	Before signing this contract, the pledgor represents that she did not pledge the pledged property to any third party and this property has not been frozen by a court of law nor does it have any conditions that might cause an adverse effect to the pledge;

3)	Unless with the written prior concert of the pledgee, the pledgor shall not transfer or take any action that will affect his ownership in the pledged stock.

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Clause 5 Pledge Process and Registration

Five days within the execution of this agreement, the parties shall go to the Shenzhen City of Companies Registrar Department to process the stock pledge in accordance to the laws of People Republic of China.

Clause 6 Pledged Stock and Transfer

Without the written consent from Party B, Party A is not allowed to transfer the stock to a third party.

Clause 7. This agreement shall be signed by each party, and shall take effect after the signatory and registration of pledge with the registrar.

Clause 8 Applicable Law

The effectiveness, validity, interpretation and performance of this agreement and any dispute arising from this agreement shall be governed by the laws of the People Republic of China.;

Clause 9 Breach of Agreement

After the commencement of this agreement, the parties shall implement the obligations stipulated under this agreement. Failure to do so would be deemed a breach, whether from an individual or as a whole, should be regarded as breach of contract, the breaching party shall compensate to the non-breaching party any loss arising from the breach.

Clause 10 Dispute Resolution

For any dispute arising in this contract shall be resolved through friendly consultations first, unsuccessful negotiations, either party shall have the right to submit the dispute to the South China International Economic and Trade Arbitration Commission ruled that the place of arbitration is in Shenzhen. The arbitral award is final and binding on the parties.

Clause 11 Others

This agreement shall be executed in five. Both Party A and B shall keep a copy, Moyi shall keep a copy and the other copy shall be used at Company Registrar for the registration of the pledge.

(There is no text below)

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Signature

Party A

Liu Shu Juan:

Yin Yi Jun:

Party B

Moxian Technologies (Shenzhen) Co. Ltd
Company Stamp:

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